Exhibits 8.2 and 23.3

[LETTERHEAD OF RICHARDS, LAYTON & FINGER, P.A.]

December 22, 2015

Navient Funding, LLC
2001 Edmond Halley Drive
Reston, VA 20191

Re:            Registration Statement on Form SF-3
Ladies and Gentlemen:
We have acted as special Delaware counsel to Navient Funding, LLC (the “Company”) in connection with the preparation of a registration statement on Form SF-3 (the “Registration Statement which has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) with respect to one or more Delaware statutory trusts (each a “Trust”), to be formed from time to time under an Amended and Restated Trust Agreement (each a “Trust Agreement”), among the Company as depositor and the other parties to be named therein.  This opinion is being delivered to you at your request.  Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement.
We have examined the following documents:
(a)	The form of Trust Agreement;
(b)	The form of Indenture;
(c)	The form of Administration Agreement;
(d)	The form of Servicing Agreement;
(e)	The form of Notes;
(f)	The form of Certificates; and
(g)	The form of certificate of trust of the Trust to be filed with the Secretary of State of the State of Delaware (the “Secretary of State”).

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein below, it is our opinion that:
Assuming that the Trust will not be classified as an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes and that the Notes will be characterized as debt for U.S. federal income tax purposes, then (i) the Trust will not be classified as an association (or publicly traded partnership) taxable as a corporation for Delaware income tax purposes and will not be subject to Delaware income taxation, (ii) the Notes will be characterized as debt for Delaware income tax purposes and (iii) Noteholders and Certificateholders that are not otherwise subject to Delaware income taxation will not be subject to Delaware income taxation solely as a result of their ownership of the Notes or the Certificates.
The foregoing opinions are subject to the following assumptions, qualifications and limitations:
A.            We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect.  We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.
B.            We have assumed that (i) each Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust and (ii) each of the Trusts will derive no income from or connected with sources within the State of Delaware and have no assets, activities (other than having a Delaware trustee as required by the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq., and the filing of documents with the Secretary of State) or employees in the State of Delaware.
C.            We have assumed that all signatures on documents submitted to us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.
D.            We have not participated in the preparation of any offering materials with respect to the Notes and the Certificates and assume no responsibility for their contents.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement relating to the Notes and the Certificates and to the use of our name under the heading “Legal Opinions” in the prospectus filed as part of the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Richards, Layton & Finger, P.A.
EAM